Exhibit k under Form N-1A
                                               Exhibit 23 under Item 601/Reg.S/K


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in Post-Effective Amendment No. 13 to Form N-1A Registration Statement of SouthTrust U.S. Treasury Money Market Fund (formerly SouthTrust Treasury Obligations Money Market Fund), SouthTrust Bond Fund, SouthTrust Income Fund and SouthTrust Value Fund (formerly SouthTrust Core Equity Fund) of our report dated June 15, 1999, on the financial statements as of April 30, 1999, of SouthTrust U.S. Treasury Money Market Fund (formerly SouthTrust Treasury Obligations Money Market Fund), SouthTrust Bond Fund, SouthTrust Income Fund and SouthTrust Value Fund (formerly SouthTrust Core Equity Fund), included in or made a part of this registration statement.

                               ARTHUR ANDERSEN LLP

Boston, Massachusetts
August 16, 1999